Exhibit 99.1

Statement of Triple-S Management Corporation concerning recent news reports regarding ASES and the Vital Health Insurance Plan

SAN JUAN, PUERTO RICO—JULY 30, 2019—Today, a spokesperson for Triple-S Management Corporation (“Triple-S” or the “Company”) provided the following statement:

“Triple-S engaged Wolf Popper LLP, a law firm where Elias Sánchez worked, from June 1, 2017 to September 26, 2018. Wolf Popper provided legal counsel as well as public policy and government affairs advice to the Company on various matters, including with respect to ASES.

As a leading managed care organization in Puerto Rico, Triple-S understands that its participation in the Government Health Plan for more than two decades is based on three key pillars: the quality of its service, its commitment to this population, and its financial strength. The Company is not aware of any basis for its selection to participate in the Vital program other than these factors and the technical merits of its proposal. In addition, the Company believes that it complied with all material requirements of the Vital RFP bidding process.

The Company places the highest priority on compliance with all laws and regulations governing its industry and expects the same of its employees and outside advisors. In light of recent press reports regarding ASES, and to ensure that the Company’s conduct complied with its high standards, Triple-S engaged outside counsel earlier this month to conduct a review of its participation in the Vital RFP process, and that review is underway. This sound governance practice reflects the Company’s commitment to operating with the highest integrity.”

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is one of the leading players in the managed care industry in Puerto Rico. Triple-S Management has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With 60 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial, Medicare Advantage, and Medicaid markets under the Blue Cross Blue Shield marks. It also provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico. For more information about Triple-S Management, visit www.triplesmanagement.com or contact investorrelations@ssspr.com.